EXHIBIT 10.4
CATALYTICA ENERGY SYSTEMS, INC.
301 West Warner Road, Suite 132
Tempe, AZ 85284-2961
May 8, 2007
Robert Zack
301 West Warner Road, Suite 132
Tempe, AZ 85284-2961
     Re: Your Amended and Restated Employment Agreement dated March 23, 2007
Dear Mr. Zack:
     This letter is intended to amend certain tax provisions and to clarify and confirm our mutual understanding concerning certain aspects of your Amended and Restated Employment Agreement (the “Employment Agreement”) entered into by and between you and Catalytica Energy Systems, Inc. (the “Company”) dated March 23, 2007.
     The Company is entering into that certain Contribution and Merger Agreement by and among the Company, Renegy Holdings, Inc. (“Holdings”), Snowflake Acquisition Corporation, Renegy, LLC, Renegy Trucking, LLC, Snowflake White Mountain Power, LLC, Robert M. Worsley, Christi M. Worsley and the Robert M. Worsley and Christi M. Worsley Revocable Trust (the “CMA”). In connection with the transactions contemplated under the CMA (the “Merger”), your Employment Agreement will be assumed by Holdings effective as of the Closing (as defined in the CMA).
     By signing this letter, you expressly acknowledge that your Employment Agreement will be assumed by Holdings as of the Closing of the Merger, and that the Merger constitutes a Change of Control (as defined in the Employment Agreement) entitling you to the Change of Control Retention Payments (as defined in the Employment Agreement) set forth therein (subject to the requirement of your continued employment with Holdings through the date of each such retention payment). You also expressly acknowledge that the assumption of your Employment Agreement by Holdings does not entitle you to receive any severance benefits described in your Employment Agreement for an Involuntary Termination (as defined in the Employment Agreement). Of course, you nevertheless may be entitled to receive severance benefits in accordance with your Employment Agreement if your employment with Holdings is terminated after the Merger (and while the Employment Agreement remains in effect) and the termination at that time constitutes an Involuntary Termination. For purposes of clarity, payments of any Change of Control Retention Payments to you pursuant to the terms of the Employment

Agreement will in no way affect, impair or diminish your eligibility to receive any Target Bonus pursuant to, in accordance with and otherwise subject to the terms of the Employment Agreement.
     Section 10(e) of your Employment Agreement is amended to replace the existing definition of Involuntary Termination with the following:
“(e) Involuntary Termination. “Involuntary Termination” shall mean a material negative change in Employee’s employment by any of the following: (i) without the Employee’s express written consent, the significant reduction of the Employee’s duties, authority or responsibilities, relative to the Employee’s duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Employee of such reduced duties, authority or responsibilities; provided, however, that so long as Employee’s title, duties, authority and responsibility are at the level of Chief Financial Officer or greater, whether at the Company or at an acquirer following a Change of Control, then that will not constitute an Involuntary Termination under this clause (i), (ii) without the Employee’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company in the base salary or target bonus of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Employee was entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced; (v) the relocation of the Employee to a facility or a location more than twenty-five (25) miles from the Employee’s then present location, without the Employee’s express written consent; (vi) any purported termination of the Employee by the Company that is not effected for Disability or for Cause, or, during the Change of Control Period only, any purported termination for which the grounds relied upon are not valid; (vii) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 11(a) below; (viii) requiring Employee to work outside of Arizona on more than 50% of the business days in any 90 consecutive day period or (viii) during the Change of Control Period only, any act or set of facts or circumstances that would, under California case law or statute constitute a constructive termination of the Employee. However, with respect to any Non-Change of Control Severance Termination, an Involuntary Termination shall not be deemed to have occurred unless Employee provides written notice to the Company describing the nature of the event that he believes forms the basis for Involuntary Termination and the Company does not cure such event within ten (10) days following receipt of such notice.”
In additions, the following new Section 14 is added to your Employment Agreement:
“14. Code Section 409A. Notwithstanding any provisions of this Agreement to the contrary, if Employee is a “specified employee” within the meaning of Section 409A of the Code and any temporary, proposed or final regulations thereunder (together, “Section 409A”) at the time of Employee’s termination, and any severance payments (including any benefits which provide for a “deferral of compensation” within the meaning of

Section 409A) to be made to Employee pursuant to this Agreement will not be paid or provided in full by March 15 of the year following the year in which Employee’s “separation from service” (within the meaning of Section 409A) occurs, then only that portion of such severance payments up to the 409A Limit (as defined below) may be made within the first six months following Employee’s separation from service in accordance with the applicable payment schedule. Any portion of such severance payments in excess of the 409A Limit shall accrue and, to the extent such severance payments would otherwise have been payable within the first six (6) months following Employee’s separation from service, will become payable the date that is six (6) months and one (1) day following the date of Employee’s separation from service. All subsequent severance payments, if any, will be payable as provided in this Agreement. For purposes of this Agreement, the “409A Limit” means the lesser of:
(a) two (2) times the Employee’s annualized compensation based upon the Employee’s annual rate of pay (the determination of Employee’s annual rate of pay for this purpose shall be as determined in accordance with Section 409A if additional guidance is released after the date of this Agreement or, if no such guidance is released, Employee’s annual rate of pay shall be deemed to be Employee’s annual base salary); and
(b) two (2) times the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) for the year in which the Employee has a separation from service.
The intent of this Agreement is for all payments made hereunder to comply with the requirements of Section 409A; to the extent any terms of this Agreement are ambiguous, such terms shall be interpreted in accordance with such intent.”
     Except as described in the above amendments, this letter does not change your Employment Agreement in any way. This instrument may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
Signature page follows.

          Please confirm your understanding and agreement to the above by signing in the place indicated below.

Very truly yours, CATALYTICA ENERGY SYSTEMS, INC.
/s/ Ricardo B. Levy
Name:	Ricardo B. Levy
Title:	Director, Chairman

Agreed and Accepted:

/s/ Robert W. Zack Robert W. Zack
Signature Page to Employment Agreement Side Letter